Exhibit 4.14

REGISTRATION AGREEMENT

This Registration Agreement is made as of the      day of             , 2007, by and among CoBiz Inc., a Colorado corporation (the “Company”), and the shareholders of the Company named in Exhibit A to this Agreement (individually, a “Shareholder” and collectively, the “Shareholders”).

Recitals

A.            The Shareholders own shares of the Company’s Common Stock, par value $.01 (the “Common Stock”), which are either “restricted securities” (as defined in Commission Rule 144) or are otherwise subject to restrictions on resale because the owning Shareholder is an “affiliate” of the Company.

B.            The Company proposes to make a public offering of certain of its shares of Common Stock that will be registered with the Commission under the Securities Act.  The Shareholders wish to include certain of their shares of Common Stock in that offering and the Company is willing to include those shares, on the terms and subject to the conditions set forth herein.

Agreement

Accordingly, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the indicated meanings:

“Commission” means the United States Securities and Exchange Commission.

“Offering” means the currently proposed underwritten public offering of Common Stock pursuant to the Registration to be co-managed by Keefe, Bruyette & Woods, Inc., RBC Capital Markets and Stifel, Nicolaus & Company, in the amount of approximately $60,000,000, consisting of approximately $20,000,000 of primary shares offered by the Company and approximately $40,000,000 of secondary shares offered by the Shareholders.  It is currently contemplated that the Offering will occur in the first quarter of 2007.  The Company shall have the sole and exclusive power and discretion to determine whether the currently proposed offering has been abandoned or changed to an extent that makes the inclusion of the Subject Shares impractical or inappropriate, in which case any subsequent offering or the proposed offering as so changed shall not be deemed the Offering for purposes of this Agreement.

“Registration” means the registration under the Securities Act of the Common Stock to be sold by the Company and the Shareholders in the Offering in compliance with all applicable laws and regulations in connection therewith.

“Registration Expenses” means all expenses incurred by the Company in complying with Section 2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of the Company’s counsel and accountants and blue sky fees and expenses.

“Securities Act” means the United States Securities Act of 1933, as amended, and the regulations of the Commission thereunder, and any amendment or replacement thereof.

“Selling Expenses” means all underwriting discounts, commissions and transfer taxes applicable to the sale of Subject Shares.

“Subject Shares” means the shares of Common Stock owned by the Shareholders, as set forth in Exhibit A to this Agreement.

2.             Registration.

(a)           Agreement to Include.  The Company shall include in the Registration (and any related registration, qualification or filing under blue sky laws or other compliance) and the Offering all the Subject Shares.

(b)           Underwriting.  All Shareholders shall (together with the Company) enter into an underwriting agreement with the underwriters for the Offering.  Notwithstanding any other provision of this Section 2, if the underwriters determine that marketing factors require a limitation of the number of shares to be underwritten, the Company may exclude all or a portion of the Subject Shares from the Registration and the Offering as directed by the underwriters.  The Company shall advise all Shareholders of any such exclusion, and the number of Subject Shares that may be included in the Registration and the Offering shall be allocated among the Shareholders in proportion, as nearly as practicable, to the respective number of Subject Shares that were to have been included in the Registration and the Offering by the Shareholders.  No Subject Shares excluded by reason of the underwriters’ marketing limitation shall be included in the Registration and the Offering.

The Company shall provide each Shareholder with a draft of the underwriting agreement promptly after it is received from the underwriters and shall afford each Shareholder a reasonable opportunity to comment on the underwriting agreement.  If any Shareholder disapproves of the terms of the underwriting agreement, such Shareholder may elect to withdraw from the Registration and the Offering by written notice to the Company.

A reasonable time prior to the consummation of the Offering, each Shareholder shall execute a power of attorney and custody agreement, in form and substance reasonably satisfactory to the underwriters, naming Steven Bangert, Richard J. Dalton and Lyne B. Andrich, or any of them, as such Shareholder’s attorneys-in-fact to execute and deliver the underwriting agreement on such Shareholder’s behalf, including all necessary authority to agree upon the price at which the Subject Shares will be sold and the underwriting discounts and commissions payable to the underwriters, and shall deliver to such attorneys-in-fact certificates representing such Shareholder’s Subject Shares and duly executed blank stock powers relating thereto for delivery by the attorneys-in-fact in connection with such consummation of the Offering.

(c)           Lock-Up Agreement.  Each Shareholder shall execute a lock-up agreement in the form reasonably requested by the underwriters agreeing not to effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the 90 days after the effective date of the Registration (except as part of the Offering), unless the underwriters otherwise agree.

3.             Expenses of Registration.  All Registration Expenses shall be borne by the Company and the Shareholders pro rata on the basis of the number of shares included by each in the Registration.  All Selling Expenses shall be borne by the Shareholders pro rata on the basis of the number of Subject Shares sold by each in the Offering.  The fees and expenses of separate counsel retained by the Shareholders shall be borne by the Shareholders pro rata on the basis of the number of shares included by each in the Registration.  Notwithstanding the foregoing, if prior to the execution of the underwriting agreement for the Offering the Shareholders elect to withdraw from the Registration and the Offering by written notice to the Company due to the price at which the Subject Securities are to be sold being below the Shareholders’ reasonable expectations or the Offering is not completed, the Company shall pay all Registration Expenses, unless the Offering is not completed as a result of a breach of any representation, warranty or covenant of one or more of the Shareholders in the underwriting agreement for the Offering, in which case the Registration Expenses shall be borne by the breaching Shareholders pro rata on the basis of the number of shares to have been included by each breaching Shareholder in the Registration.  In the event of any such withdrawal or termination, the fees and expenses of separate counsel retained by the Shareholders shall still be borne by the Shareholders pro rata on the basis of the number of shares included by each in the Registration.

4.             Registration Procedures.

(a)           General Procedures.  The Company will keep each Shareholder advised in writing on a reasonably current basis as to the initiation of the Registration and as to the completion thereof.  The Company shall at all times have exclusive control over the registration process and may terminate or withdraw the Registration in its sole discretion without obligation or liability to any Shareholder.

(b)           Material Misstatements or Omissions.

(i)            If during the time when a prospectus relating to the Offering is required to be delivered under the Securities Act, any event or circumstance shall occur that makes any statement made in the registration statement or the related prospectus untrue in any material respect or that requires the making of any changes in the registration statement or the related prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall immediately notify each Shareholder and use its commercially reasonable efforts to prepare and file with the Commission a supplement or post-effective amendment to the registration statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Subject Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           Each Shareholder agrees, as expeditiously as possible, (i) to notify the Company of the occurrence of any event that makes any statement made in the registration statement or the related prospectus regarding such Shareholder untrue in any material respect or that requires the making of any changes in the registration statement or the related prospectus so that, in such regard, (A) in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) in the case of a prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) to provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to the registration statement or a supplement to such prospectus.

(iii)          Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(b)(i) hereof, such Shareholder will forthwith discontinue disposition of Subject Shares pursuant to the registration statement until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(b)(i) hereof, and, if so directed by the Company, such Shareholder will deliver to the Company all copies in its possession, other than permanent file copies then in such Shareholder’s possession, of the prospectus covering such Subject Shares current at the time of receipt of such notice.  Each Shareholder agrees that, in the event it receives any notice from the Company under Section 4(b)(i), it will not disclose such fact to any person or entity other than its counsel and any underwriter or other person participating in the distribution process.

5.             Indemnification.

(a)           By the Company.  The Company will indemnify each Shareholder, each officer, director, partner, affiliate, agent and legal counsel of such Shareholder and each person controlling such Shareholder, against all claims, losses, damages and liabilities (or actions or proceedings in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other similar document (including any related registration statement, notification or the like) incident to the Registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse each such person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any Shareholder specifically for use therein.

(b)           By Shareholders.  Each Shareholder will indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of the Securities Act, and each other Shareholder who includes securities in the Registration and each officer, director, affiliate, agent and partner of and each person controlling such other Shareholder, against all claims, losses, damages and liabilities (or actions or proceedings in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other similar document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the registration statement, prospectus, offering circular or other similar document in reliance upon and in conformity with written information furnished to the Company by such Shareholder specifically for use therein, and will reimburse the Company and such other Shareholders and persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred.  The aggregate liability of each Shareholder under the indemnification agreement contained in this Section 5(b) and the contribution agreement contained in Section 5(d) shall be limited to an amount equal to the net proceeds (after deducting underwriting discounts and commissions) received by such Shareholder from the Subject Shares sold by such Shareholder in the Offering.

(c)           Notice.  Each person entitled to indemnification under this Section 5 (the “Indemnified Person”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after the Indemnified Person has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld).  The Indemnified Person may participate in such defense at such person’s expense; provided, however, that the Indemnifying Party shall bear the expense of separate counsel for the Indemnified Person if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest.  The failure of the Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5 except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or litigation.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect of such claim or litigation.

(d)           Contribution.  If the indemnification provided for in this Section 5 is unavailable or insufficient to hold harmless an Indemnified Person under Section 5(a) or (b) above in respect of any claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then the Indemnifying Party and the Indemnified Person shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, losses, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Person on the other in connection with the statements or omissions which resulted in such claims, losses, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Shareholders agree that it would not be just and equitable if contributions pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of such equitable considerations.  The amount paid or payable by an Indemnified Person as a result of the claims, losses, damages or liabilities (or actions or proceedings in respect thereto) referred to above in this Section 5(d) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 5(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The obligation of each Shareholder to contribute under this Section 5(d) is several.  The aggregate liability of each Shareholder under the contribution agreement contained in this Section 5(d) and the indemnification agreement contained in Section 5(b) shall be limited to an amount equal to the net proceeds (after deducting underwriting discounts and commissions) received by such Shareholder from the Subject Shares sold by such Shareholder in the Offering.  No person shall be obligated to contribute under this Section 5(d) unless and except to the extent that such person would be obligated to indemnify the Indemnified Person under the literal wording of Section 5(a) or (b).

6.             Information by Shareholder.  Each Shareholder shall take all steps reasonably necessary to furnish to the Company such information regarding such Shareholder as the Company may request in writing and as shall be required in connection with the Registration.

7.             Amendments and Waivers.  This Agreement may be amended only in a writing signed by the Company and by Shareholders owning a majority of the Subject Shares.  Any amendment shall equally affect and bind all holders of Subject Shares.  No failure by any party to insist upon strict performance of this Agreement on any one or more occasions shall constitute a waiver of any right or remedy hereunder.  Any right or remedy hereunder may be waived (a) only in a writing signed by (a) the Company in the case of a right or remedy of the Company, (b) Shareholders owning of a majority of the Subject Shares, in the case of a right or remedy of the Shareholders, or (c) by a Shareholder, in the case of a right or remedy only of such Shareholder.

8.             Notices.  All notices pursuant to or relating to this Agreement shall be in writing and may be given by any means selected by the sender.  A notice which is sent by United States registered or certified mail, return receipt requested, addressed to the intended recipient at the address given below, with all postage prepaid, shall be deemed given and received for purposes of this Agreement on the earlier of the date specified in the return receipt or three business days after it is posted.  A notice given by recognized overnight courier to the address of the intended recipient set forth below shall be deemed given and received for purposes of this Agreement on the first business day after it is sent.  A notice given by facsimile transmission to the intended recipient at the facsimile number given below shall be deemed given and received for purposes of this Agreement upon confirmation of transmission by the sender’s facsimile machine.  A notice given by any other means shall be deemed given and received for purposes of this Agreement only upon actual receipt.  The addresses and facsimile numbers of the parties for notice purposes are as follows:

Company:	CoBiz Inc.
821 17th Street
Denver, Colorado 80202
Attention: Lyne Andrich
Facsimile No.: (720) 264-1958

To any Shareholder:	Such Shareholder’s address or fax number given on Exhibit A

Any party may change its address or facsimile number for notice purposes by notice to the other parties.

9.             Miscellaneous.  This Agreement shall be governed in all respects by the laws of the New York.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  The obligations of the Shareholders hereunder are several and not joint, and no Shareholder shall be liable for the failure of any other Shareholder to perform any such obligation.  This Agreement may be executed in counterparts, no one of which need be signed by all parties, but all of which shall constitute a single agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Registration Agreement as of the day and year first above written, notwithstanding the actual date of execution.

COMPANY

CoBiz Inc.

By:
Name:
Title:

SHAREHOLDERS

EXHIBIT A

Names, Addresses and Facsimile Numbers
and Numbers of Subject Shares of Shareholders

Name, Address and
Facsimile Number	Number of Shares